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                                                                    Exhibit 4(a)

          FIRST AMENDMENT TO THE RIGHTS AGREEMENT AND CERTIFICATION OF
                       COMPLIANCE WITH SECTION 27 THEREOF

     Pursuant to Section 27 of the Rights Agreement (the "Agreement") dated as of December 12, 1996, between National Wireless Holdings, Inc., a Delaware corporation (the "Company"), and Continental Stock Transfer and Trust Company (the "Rights Agent"), the Company and the Rights Agent hereby amend the Agreement as of June 2, 2000, as provided below.

     1. REDEMPTION AND TERMINATION. Section 23 shall be amended as follows:

     (a) Current subsection (b) shall be deleted.

     (b) Current subsections (c) and (d) shall become subsections (b) and (c), respectively.

     2. SUPPLEMENTS AND AMENDMENTS. Section 27 shall be amended by deleting the last sentence of such section.

     The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the board of directors of the Company dated as of June 2, 2000, hereby certifies to the Rights Agent that these amendments are in compliance with the terms of Section 27 of the Agreement.



NATIONAL WIRELESS HOLDINGS INC.                           Attest:

By: /s/ Terrence S. Cassidy                               /s/ James Kardon
Name: Terrence S. Cassidy                                 Name: James Kardon
Title: President                                          Title: Secretary


Acknowledged and Agreed:


CONTINENTAL STOCK TRANSFER AND TRUST COMPANY, as Rights Agent

                                                          Attest:

By: /s/ Roger Bernhammer                                  /s/ Steven Nelson
Name:  Roger Bernhammer                                   Name: Steven Nelson
Title: Vice President                                     Title: Chairman